Exhibit (h)(16)
FIRST AMENDMENT TO THE SHAREHOLDER SERVICE PLAN AND AGREEMENT
     Amendment made as of March 31, 2008 to the Shareholder Service Plan and Agreement dated as of June 1, 1999 (the “Agreement”), by and between STI Classic Funds (the “Trust”) and SunTrust Bank (“SunTrust”).
WITNESSETH:
WHEREAS, the Trust and SunTrust desire to amend the Agreement, to reflect the current name and address of the Trust.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	The name of the STI Classic Funds is RidgeWorth Funds and its main business address is 3435 Stelzer Road, Columbus, OH, 43219.

2.	The first sentence in Section 11 is hereby replaced with the following (all other information remains unchanged):
“References to the “RidgeWorth Funds,” the “Trust,” and the “Trustees” of the Trust refer respectively to the Trust created and the Trustees as trustees, but not individually or personally, acting from time to time under the Declaration of Trust dated January 15, 1992 and amended on March 31, 2008, a copy of which is on file with the Secretary of State of the Commonwealth of Massachusetts and at the Trust’s principal office.”
3.	Except as specifically amended hereby, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

RIDGEWORTH FUNDS

By:	/s/ Julia Short Name: Julia Short
Title: President and CEO

SUNTRUST BANK

By:	/s/ Brenda C. Seliga Name: Brenda C. Seliga
Title: Senior Vice President